FIRST EXTENSION TO AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

      FIRST EXTENSION dated as of December 31, 1998 to "AMENDED AND RESTATED EMPLOYMENT AGREEMENT" dated as of July 1, 1998 (the "Employment Agreement") between Mark H. Levin (hereinafter referred to as the "Employee") and Ergovision, Inc. (hereinafter referred to as the "Company").

                                  WITTNESSETH

      WHEREAS, on July 1, 1998, the parties entered into the Employment
Agreement;

      WHEREAS, the parties desire to extend the term of the Employment
Agreement;

      NOW, THEREFORE, in consideration of the premises, the Company and the Employee hereby agree as follows:

1. Section 1 "Term" shall be amended to extend the Employment Agreement for an additional three years, from June 30, 2001 to June 30, 2004.

2. Except as specifically set forth herein, all the terms and conditions of the Employment Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, this instrument has been executed and delivered as of the date first written above.

                                     Ergovision, Inc.


                                     By: /s/ Mark R. Suroff
                                        -------------------------------------
                                     Mark R. Suroff
                                     Executive Vice President


                                     /s/ Mark H. Levin
                                     ----------------------------------------
                                     Mark H. Levin
                                     Employee